UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2024

Lexeo Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41855	85-4012572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue South, Floor 6
New York, New York		10010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 547-9879

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LXEO	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2024, Lexeo Therapeutics, Inc. (the “Company”) entered into the Third License Agreement (the “License Agreement”) with Cornell University, a New York education corporation (“Cornell”). Pursuant to the License Agreement, Cornell has granted the Company an exclusive license to practice under certain patent rights generated in animal studies conducted by Cornell on behalf of the Company and a non-exclusive license to know-how concerning a gene therapy for Friedreich’s ataxia (“FA”) cardiomyopathy and current and future data generated in an ongoing investigator-initiated Phase 1A trial of AAVrh.10hFXN to treat FA cardiomyopathy. Both licenses are worldwide and cover products with human and non-human prophylactic and therapeutic uses. Cornell has also granted the Company a right of reference to Cornell’s Investigation New Drug application for a gene therapy for FA cardiomyopathy.

The License Agreement provides that Company will pay a license issue fee and an initial data transfer fee to Cornell totaling $600,000 and thereafter pay an annual data transfer fee of $50,000 until data is no longer being gathered. The Company has agreed to pay annual license maintenance fees ranging from $2,500 to $25,000 until such time Company commercializes a licensed product. In addition, the Company will pay Cornell up to an aggregate of $2.1 million in regulatory milestones and up to an aggregate of $100 million in commercial milestones, plus low single digit royalties on net sales.

The License Agreement contains other customary license terms including terms related to sublicensing, development, commercialization, milestones, royalties, intellectual property, and termination. Upon expiration of the applicable royalty term for a product in a given country, the Company shall retain a non-exclusive, royalty free license to the data and know-how, including to continue selling such product in that country.

Cornell may terminate the License Agreement if the Company (a) breaches the License Agreement (subject to a cure period), (b) participates in any proceeding challenging the validity of the licensed patents, (c) publishes the licensed data without Cornell’s prior written consent, or (d) does not reach certain milestones. Cornell may also terminate the License Agreement in part on product-by-product basis if the Company does not diligently develop and sale a product. The Company may terminate the License Agreement, in whole or in part with respect to the right of reference, or the licensed data, know-how, or patent rights, with 90 days’ prior written notice to Cornell.

The foregoing summary of the material terms of the License Agreement is qualified in its entirety by the terms of the License Agreement, a copy of which will be filed as an exhibit in a subsequent periodic report to be filed under the Securities Exchange Act of 1934, as amended.

Item 8.01 Other Events.

On April 22, 2024, the Company issued a press release announcing the Company’s entry into the License Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexeo Therapeutics, Inc.

Date:	April 22, 2024	By:	/s/ R. Nolan Townsend
R. Nolan Townsend, Chief Executive Officer